UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2010

Limited Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8344	31-1029810
(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH	43230
(Address of Principal Executive Offices)	(Zip Code)

(614) 415-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 1, 2010, Limited Brands, Inc. (the “Company”) issued a press release announcing the expiration and results of its offer to exchange (the “Exchange Offer”) its new 8.50% Senior Notes due 2019 (the “New Notes”) for its outstanding 8.50% Senior Notes due 2019 (the “Old Notes”).

The Exchange Offer expired at 5:00 p.m., New York City time, on January 29, 2010. The Bank of New York Mellon Trust Company, N.A., the exchange agent for the Exchange Offer, has advised that $500 million aggregate principal amount of the Old Notes were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer, representing 100% of the aggregate principal amount of Old Notes outstanding upon commencement of the Exchange Offer. All of the Old Notes validly tendered and not validly withdrawn have been accepted for exchange pursuant to the terms of the Exchange Offer.

Pursuant to the Exchange Offer, the Company offered to exchange $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding Old Notes, upon the terms and subject to the conditions set forth in the Company’s prospectus dated December 31, 2009 and the related letter of transmittal. The New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended, and will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes. The New Notes will evidence the same debt as the Old Notes. The Company expects that settlement of the Exchange Offer will occur on or about February 2, 2010.

A copy of the press release announcing the expiration and results of the Exchange Offer is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limited Brands, Inc.

Date: February 1, 2010	By	/S/ STUART B. BURGDOERFER
Stuart B. Burgdoerfer
Executive Vice President and Chief Financial Officer